Exhibit (h)(23)

Dated: September 18, 2006

AMENDED SCHEDULE A TO THE
ACCOUNTING SERVICES AGREEMENT
BETWEEN
TD ASSET MANAGEMENT USA INC.
AND
SEI INVESTMENTS GLOBAL FUNDS SERVICES

Names of Funds/Portfolios

TD ASSET MANAGEMENT USA FUNDS INC.

TDAM Money Market Portfolio
TDAM U.S. Government Portfolio
TDAM Municipal Portfolio
TDAM California Municipal Money Market Portfolio
TDAM New York Municipal Money Market Portfolio
TDAM Short-Term Investment Fund
TDAM Short-Term Bond Fund
TDAM Institutional Money Market Fund
TDAM Institutional U.S. Government Fund

TD ASSET MANAGEMENT USA INC.

By:	/s/ Michele Teichner Michele Teichner, Managing Director

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ Stephen G. Meyer Stephen G. Meyer, Executive Vice President